Exhibit 10.21

APPDYNAMICS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

AppDynamics, Inc. (the “Company”) believes that granting equity awards to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors of the Company who are “independent” within the meaning of the corporate governance rules of The NASDAQ Stock Market (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) formalizes the Company’s policy regarding grants of equity awards to its Outside Directors. Unless defined in this Policy, any capitalized term used in this Policy will have the meaning given to such term in the Company’s 2017 Equity Incentive Plan, as amended from time to time (the “2017 Plan”), or if the 2017 Plan is no longer in place, the meaning given to such term or any similar term in the equity plan then in place.

This Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Effective Date”) with all annual equity grants to begin following the first annual meeting of the Company’s stockholders (the “Annual Meeting”) following the Effective Date, unless otherwise determined by the Compensation Committee.

1.	NO CASH COMPENSATION OR PER-MEETING ATTENDANCE FEES

There are (i) no cash compensation for service on the Board or committees of the Board and (ii) no per-meeting attendance fees for attending meetings of the Board or committees of the Board.

2.	EQUITY COMPENSATION

Outside Directors may receive any Awards (except Incentive Stock Options) permitted under the Company’s equity plans, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors under this Section 1 will be automatic and nondiscretionary, except as provided in Section 5 below, and will be made in accordance with the following provisions and all other provisions of the equity plan under which it was granted (the “Plan”) that are not inconsistent with this Policy:

a.	Initial Award. Each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units (an “Initial Award”) covering a number of Shares having a Value (as defined below) of $400,000, rounded down to the nearest whole Share. The Initial Award will be made on the date of the first Board or Compensation Committee meeting on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Each Initial Award will vest in 12 equal installments with the first installment vesting on the first quarterly vesting date on or after the commencement of the applicable Outside Director’s service as an Outside Director and the remaining installments vesting each quarterly vesting date thereafter, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. Each Initial Award will fully vest immediately prior to a Change in Control, subject to the Outside Director continuing to be a Service Provider.

b.	Annual Award(s). Subject to the terms of this Section 2.b., on the date of each Annual Meeting following the Effective Date, each Outside Director will be automatically granted award(s) of restricted stock units (each, an “Annual Award”) covering a number of Shares having the applicable Value set forth below, rounded down to the nearest whole Share, for their service as an Outside Director, as the Outside Director who serves as the lead director (if any) (the “Lead Director”), and/or as chair or member of a committee of the Board, as applicable.

Board Service
Outside Director	$230,000
Lead Director (in addition to service as an Outside Director)	$20,000

Committee Service	Chair	Member (other than Chair)

Audit	$20,000	$10,000

Compensation	$12,000	$6,000

Nominating and Governance	$8,000	$4,000

Notwithstanding the foregoing, if as of the date of an Annual Meeting, an Outside Director has served as a Director for less than six months, then the Value for each Annual Award such Outside Director is otherwise eligible to receive on such Annual Meeting will be 50% of the corresponding value set forth in the table above.

Each Annual Award will vest as to one-fourth of such Annual Award on each of the first 4 quarterly vesting dates following the grant date, with the 4th installment vesting on the date of the Annual Meeting following the grant date if prior to the 4th quarterly vesting date, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. Each Annual Award will fully vest immediately prior to a Change in Control, subject to the Outside Director continuing to be a Service Provider.

c.	Value. For this Policy, “Value” means the average of the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on the primary stock exchange or national market system in which the Common Stock is listed for the 30 trading days ending on and including the trading day prior to the grant date.

3.	BUSINESS EXPENSES

Each Outside Director’s reasonable, customary, and documented expenses in connection with service on the Board or any committee of the Board will be reimbursed by the Company.

4.	TAXES

All payments under this Policy are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code and accordingly no payments will be made after the later of (a) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the expenses are incurred, or (b) the 15th day of the 3rd month following the end of the calendar year in which the expenses are incurred. The Company will not reimburse an Outside Director for any taxes imposed or other costs incurred because of the receipt of any payments under this Policy.

5.	REVISIONS

The Board or any Committee designated by the Board may amend, suspend or terminate this Policy at any time and for any reason. No amendment, suspension or termination of this Policy will materially impair the rights of an Outside Director regarding compensation already paid or awarded with the consent of the affected Outside Director. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under a Plan regarding Awards granted under such Plan under this Policy prior to such termination.

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